Exhibit 99.1

Transactions involving shares of Common Stock of the Issuer during the past 60 days

On April 12, 2021, the Reporting Person transferred by gift 150,000 shares to a grantor retained annuity trust over which the Reporting Person has no voting or dispositive power.